Exhibit 10.7

                            TAX ALLOCATION AGREEMENT

         TAX ALLOCATION AGREEMENT, made as of the 30th day of May, 1997 by and between Sierra Health Services, Inc. a Nevada corporation ("Parent"), and its subsidiaries as listed on page 5 of this agreement (hereinafter "Subsidiary").

         WHEREAS, Parent and Subsidiary desire to provide, from and after January 1, 1996, (the "Effective Date"), for the payment to Parent of amounts with respect to income taxes;

         NOW THEREFOR, in consideration of the foregoing, and of the mutual covenants and promises herein contained, Parent and Subsidiary agree as follows:

         1.       Agreement to Join in Consolidated Returns

                  1.1 Subsidiary agrees to join with Parent and any affiliate of Parent in any consolidated federal income tax return filed by any affiliated group ("Consolidated Return") for any taxable year in which Parent is included.

                  1.2 Subsidiary hereby irrevocably designates Parent as its agent for the purpose of taking any and all action necessary or incidental to the filing of Consolidated Returns. Subsidiary agrees to furnish Parent with any and all information requested by Parent in order to carry out the provisions of this Agreement; to cooperate with Parent in filing any return or consent contemplated by this Agreement; to take such action as Parent may request, including, but not limited to, the filing of all elections and the filing of requests for the extension of time within which to file tax returns; and to cooperate in connection with any refund claim.

                  1.3 In each taxable year ending after the Effective Date, Subsidiary shall make payment to Parent of the federal income tax liability of the Subsidiary for such taxable year, determined in accordance with Section 2, and (as between Parent and subsidiary) Parent shall have the sole responsibility for making any required payments to the Internal Revenue service (the "Service") or any tax allocation payments to a common parent that is not Parent in satisfaction of the consolidated federal income tax liability of the consolidated Group for such year. For each quarter of each fiscal year ending after the Effective Date, Subsidiary shall make payment to Parent of a portion of the amount required to be paid pursuant to Section 2 equal to the amount of the installment payment of estimated income tax that subsidiary would be required to make to the Service for such quarter under Section 6655 of the Internal Revenue Code of 1986, as amended (the "Code"), as though Subsidiary were filing and had previously filed a separate return, no later than five business days prior to the date upon which Subsidiary would be required to make such payment to the Service; provided that, if the affiliated group qualified as a large corporation under Section 6655(g)(2) of the code, then Subsidiary shall be deemed to be a large corporation for purposes of this Agreement. Promptly following the close of each fiscal year ending after the Effective date and no later than the tenth day of the third month following the end of the fiscal year and again within thirty (30) days of the filing of the consolidated return with the Service, Subsidiary shall pay or cause to be paid to Parent the excess, if any, of the amount payable with respect to such taxable year, determined in accordance with Section 2, over the aggregate of all amounts previously paid pursuant to this Section 1.3 by Subsidiary to Parent with respect to such taxable year, subject to adjustment upon filing a final return if the consolidated return is filed on extension. If Parent fails to file a
Consolidated Return that includes the Consolidated Group for any taxable year for which Subsidiary has made or caused to be made a payment or payments pursuant to this Section 1.3, Parent shall promptly refund such payment or payments.

                  1.4 The amount of any overpayment made pursuant to Section 1.3 shall be credited against or added to as the case may be, the amount otherwise required to be paid for the fiscal quarter within which the amount of such overpayment first becomes reasonably ascertainable and available to Parent as a refund or allowable credit against Parent's tax payment requirements; provided, however, that upon written request (including supporting schedules) of Subsidiary, made after the close of any taxable year but within the period described in Section 6425(a)(1) of the code, Parent shall repay to Subsidiary, within the period described in Section 6425(b)(1) of the Code, the amount of any net remaining overpayment of consolidated tax liability of the Consolidated Group for such year.

                  1.5 Subsidiary agrees to pay Parent for all claims of liability for federal income tax, interest thereon, and penalties with respect thereto asserted by the Service (relating to subsidiary's taxable income and deductions), arising from any taxable period for which Parent filed Consolidated Return that included the Subsidiary.

                  1.6 Subsidiary shall cooperate fully with Parent in any audit or any proceeding relating to any Consolidated Return and shall pay an appropriate share of the expenses of any such audit or other proceeding. Parent shall have sole control over the discretion as to the undertaking, conduct settlement or other disposition of any tax controversy out of any Consolidated Return filed by Parent.

         2.       Computation of Tax Liability of the Consolidated Group

                  2.1 For the first taxable year ending after the Effective Date, and for each subsequent taxable year of the Consolidated Group for which this Agreement remains in effect, Subsidiary shall pay to Parent (in the manner provided in Section 1.3 hereof) an amount equal to the federal income tax liability that would have been payable by Subsidiary for such year (or portion thereof), determined as if Subsidiary had filed a separate federal income tax return for such year (or portion thereof) and for all previous years, computed in accordance with the actual elections, conventions and other determinations with respect to Subsidiary reflected in the Consolidated Return. Payments required to be made in any taxable year pursuant to this Section 2.1 shall be made without regard to the actual consolidated federal income tax liability, if any, of the Consolidated Group.

                  2.2 If Subsidiary would be entitled to a refund of federal income taxes previously paid to Parent pursuant to this Agreement computed in the manner described in Section 2.1 hereof, as a result of any losses, deductions or credits claimed by Subsidiary for any taxable year (or portion thereof) for which this Agreement may be in effect, whether or not Subsidiary is included in a Consolidated Return for such year (or portion thereof)(any such entitlement to a refund being referred to herein as a "Separate Return Tax Benefit"), whether by reason of a carryback of a net operating loss, or a net capital loss or tax credit, or otherwise, then, upon written request (including supporting schedules) of subsidiary, made within the period described in Section 6411(a) of the Code, Parent shall pay, subject to Section 3, the amount of such Separate Return Tax Benefit to Subsidiary, within the period described in
Section 6411(b) of the Code.

         3.       Establishment of Separate Escrow Agreement

         The Parent shall establish a separate escrow account (the "Escrow Account") into which shall be deposited, with respect to each taxable year, the amount, if any, by which Subsidiary's payments to Parent of such year exceeds the actual income tax payment made by the Consolidated Group for such year, provided, however, that if as a result of any adjustment after such year the actual tax payment by the Consolidated Group for such year is changed, the amount of the change shall be added to or released from the Escrow Account to reflect the adjusted Consolidated Group tax liability for such year, determined in accordance with the provisions of Section 1.3. The Escrow Account shall be funded either in cash or assets then eligible for investment by insurers under the Nevada insurance laws and any combination of the two. Assets in the Escrow Account shall be released to Parent at such time and from time to time as the permissible period for loss carrybacks by Subsidiary have elapsed and Subsidiary does not have a claim to recoup all or part of the taxes paid by it. In addition, in the event that Subsidiary would be entitled, as a taxpayer filing a separate return, to a carryback loss, entitling it to recoup income taxes previously paid, or if it is otherwise entitled to a refund of taxes, then payment to Subsidiary of this amount shall be made (1) out of any refund made to the Consolidated Group by the taxing authority and, if this is insufficient, (2) directly by the Parent, at the option of Parent, out of the Escrow Account. To the extent that any such payment to the Subsidiary comes from a refund by the taxing authority or directly from a Parent, assets in the Escrow Account I the amount equal to such payment shall be released to the Parent, provided that such releases shall not include amounts which would be available for loss carrybacks until Subsidiary is entitled to claim such amounts on a carryback basis or until the applicable permissible period for loss carrybacks for Subsidiary have elapsed.

         4.       Adjustments.

         Any adjustment of income, deduction, or credit that result after the taxable year in question by reason of any carryback, amended return, claim for refund, or audit shall be given effect by re-determining amounts payable and reimbursable hereunder for such taxable year and all subsequent taxable years for which this Agreement is in effect as if such adjustment had been part of the original determination hereunder, with interest payable in the amounts provided in Section 6621 of the Code.

         5.       State Taxes

                  5.1 Subsidiary agrees at the request of Parent to join with Parent and any affiliate of Parent in any consolidated, combined or unitary state or local income or franchise tax return filed by any affiliated group ("Combined Return") for any taxable year in which Parent or affiliate or Parent is included.

                  5.2 If, at the time from and after  the  Effective  Date,  the liability for any state or local income or franchise taxes of (I) Subsidiary and
(ii) Parent or any other direct or indirect subsidiary of Parent is determined on a consolidated, combined or unitary basis, this Agreement shall be applied in like manner to all matters relating to such taxes, after taking into consideration to what extent Subsidiary has been included in any Combined Return that relates to such taxes.

         6.       Arbitration

         All disputes of every nature related to this Agreement, which the parties have been unable to resolve by themselves, shall be submitted to arbitration upon written request of either party. The arbitration shall be by a single arbitrator, if the parties can agree upon the arbitrator, but, if the parties cannot agree upon a single arbitrator within ten (10) business days after the request for arbitration has been made, then the requesting party shall within ten (10) calendar days thereafter designate an arbitrator and give notice thereof to the other party who shall, in turn, designate an arbitrator within ten (10) calendar days, and shall so notify the requesting party. The two arbitrators, in turn, shall designate a third arbitrator, and the arbitration panel shall determine the procedures to be followed in the proceedings. If one of the parties is an insurance subsidiary, then at least one of the arbitrators shall be an active or retired disinterested officer of an insurance company not affiliated with any of the parties hereto. A decision by the single arbitrator or by a majority of the three arbitrators shall be final and binding upon the parties. The arbitration shall be conducted in Nevada, unless the parties agree upon another location. A Superior Court of Nevada shall have jurisdiction over the parties to enforce the arbitration decision and, upon application of either party, shall be empowered to issue appropriate orders in aid of discovery and/or to compel testimony.

         7.       Effective Date and Termination

         This Agreement shall be effective retroactive to the beginning of the taxable years of Parent and Subsidiary commencing on the Effective Date and for all taxable years in which parent files a Consolidated Return that includes the Subsidiary unless terminated by mutual agreement of the parties.

         8.       Captions

         All Section captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement

         9.       Counterparts

         This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.      Amendment; Waiver

         This Agreement may be amended, modified, superseded, canceled or extended, and the provisions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

         11.      Governing Law.

         This Agreement shall be governed by the laws of the State of Nevada, without regard to the conflict of laws rules thereof.

         12.      Successors and Assigns

         This Agreement shall be binding upon, and shall inure to the benefit of, the parties thereto and their respective successors and assigns.

         IN WITNESS WHEREOF, Parent and Subsidiary have executed this Agreement as of the day and year first above written.

HEALTH PLAN OF NEVADA, INC.                 CALIFORNIA INDEMNITY INSURANCE
                                            COMPANY

By:      Jonathon Bunker                    By:      Kathleen M. Marlon
   ---------------------------------           ------------------------
Title:   President                          Title:   CEO
      ------------------------------              ------


CII FINANCIAL, INC.                         CII INSURANCE COMPANY

By:      Kathleen M. Marlon                 By:      Kathleen M. Marlon
   ---------------------------------           ------------------------

Title:   CEO                                Title:   CEO
      ------------------------------              ------


SIERRA  HEALTH & LIFE INS. CO.,             COMMERCIAL CASUALTY
INC.                                        INSURANCE COMPANY

By:      Jonathon Bunker                    By:      Kathleen M. Marlon
   ---------------------------------           ------------------------

Title:   President                          Title:   CEO
      ------------------------------              ------


SIERRA HEALTH SERVICES, INC.

By:      Erin MacDonald

Title:   President